Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Annual Financial Results, Including 43.2% Increase to 2009 Net Income, and Strong Quarterly Financial Results, with Net Income Up 65.8% in the 2009 Fourth Quarter; Increases Quarterly Cash Distribution 2.0% to $0.775 Per Unit; and Provides Guidance for Continued Growth in 2010

TULSA, OKLAHOMA, January 27, 2010 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported records for revenues, EBITDA and net income for the year ended December 31, 2009 (the “2009 Period”). Revenues for the 2009 Period rose 6.4% to a record $1.23 billion, compared to the year ended December 31, 2008 (the “2008 Period”). EBITDA and net income also reached record levels in the 2009 Period, as EBITDA increased 32.0% to $340.4 million and net income jumped 43.2% to $192.2 million, or $3.56 of net income per basic and diluted limited partner unit, both as compared to the 2008 Period. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that, for the seventh consecutive quarter, the Board of Directors of its managing general partner increased the cash distribution to unitholders for the quarter ended December 31, 2009 (the “2009 Quarter”) to $0.775 per unit (an annualized rate of $3.10 per unit), payable on February 12, 2010 to all unitholders of record as of the close of trading on February 5, 2010. The announced distribution represents an 8.4% increase over the cash distribution of $0.715 for the quarter ended December 31, 2008 (the “2008 Quarter”) and a 2.0% increase over the cash distribution of $0.76 for the 2009 third quarter.

“For the ninth consecutive year, ARLP posted new records for revenues, EBITDA and net income – all against a backdrop of unprecedented economic decline and turmoil in the coal markets,” said Joseph W. Craft III, President and Chief Executive Officer. “I congratulate our organization for not only responding to the challenges we faced by delivering outstanding results in 2009, but also for positioning ARLP for future growth by strengthening our customer base and long-term sales contract position, reducing costs, bringing our new River View mine into production and progressing with development of our Tunnel Ridge mine. As demonstrated by these efforts, we remain focused on achieving ARLP’s primary goal of creating opportunities for sustainable growth in cash flow to provide strong distribution growth to our unitholders in the future.”

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Consolidated Financial Results

Three Months Ended December 31, 2009 Compared to Three Months Ended December 31, 2008

Comparing the 2009 Quarter to the 2008 Quarter, revenues decreased 4.1% to $298.2 million. Unplanned customer outages, contractual deferrals and weak spot market demand combined to drive coal sales volumes down 11.9% in the 2009 Quarter to 6.1 million tons, compared to 7.0 million tons in the 2008 Quarter. Partially offsetting lower sales volumes, average coal sales prices increased 9.4% in the 2009 Quarter to $46.12 per ton sold, compared to $42.15 per ton sold in the 2008 Quarter. Production volumes also declined 3.0% in the 2009 Quarter to 6.3 million tons as ARLP continued to adjust production levels to meet market demand.

Lower operating costs and outside coal purchases more than offset reduced revenues in the 2009 Quarter and contributed to increased EBITDA, which rose 31.7% to $82.7 million, and net income, which climbed 65.8% to $41.7 million, or $0.70 of net income per basic and diluted limited partner unit. Operating expenses in the 2009 Quarter fell 12.2% to $191.8 million, primarily as a result of lower coal production and sales volumes, as well as reduced labor-related expenses, materials and supplies expenses and contract mining costs. In addition, reflecting the previously mentioned weakness in the spot coal market, outside coal purchases declined $7.5 million in the 2009 Quarter compared to the 2008 Quarter.

Depreciation, depletion and amortization increased in the 2009 Quarter to $33.8 million, compared to $31.0 million in the 2008 Quarter, primarily as a result of commencing production operations at the new River View mine. Financial results in the 2009 Quarter were also impacted by higher general and administrative expenses, which increased $3.1 million to $12.1 million, primarily as a result of higher incentive compensation expenses.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Record revenues in the 2009 Period reflect higher average coal sales prices, which rose 15.8% to $46.60 per ton sold, more than offsetting an 8.1% reduction in coal sales volumes compared to the 2008 Period. As discussed above, lower operating expenses and outside coal purchases in the 2009 Period also contributed to record full-year EBITDA and net income. Additionally, comparative results between the 2009 and 2008 Periods reflect increased general and administrative expenses, depreciation, depletion and amortization expenses and net interest expense in the 2009 Period, as well as the impact of non-recurring benefits to net income related to favorable insurance and other claims settlements and sale of non-core coal reserves in the 2008 Period.

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Regional Results and Analysis

(in millions, except per ton data)	2009 Fourth Quarter	2008 Fourth Quarter	% Change Quarter / Quarter	2009 Third Quarter	% Change Sequential

Illinois Basin
Tons sold	4.710	5.238	(10.1)%	4.925	(4.4)%
Coal sales price per ton (1)	$42.47	$36.31	17.0%	$42.11	0.9%
Segment Adjusted EBITDA Expense per ton (2)	$26.00	$27.85	(6.6)%	$27.93	(6.9)%
Segment Adjusted EBITDA (2)	$77.7	$44.6	74.2%	$70.1	10.8%

Central Appalachia
Tons sold	0.658	0.907	(27.5)%	0.604	8.9%
Coal sales price per ton (1)	$65.69	$61.42	7.0%	$68.43	(4.0)%
Segment Adjusted EBITDA Expense per ton (2)	$48.06	$46.32	3.8%	$57.64	(16.6)%
Segment Adjusted EBITDA (2)	$11.7	$13.8	(15.2)%	$6.5	80.0%

Northern Appalachia
Tons sold	0.740	0.806	(8.2)%	0.650	13.8%
Coal sales price per ton (1)	$51.87	$58.48	(11.3)%	$50.58	2.6%
Segment Adjusted EBITDA Expense per ton(2)	$47.60	$44.24	7.6%	$47.18	0.9%
Segment Adjusted EBITDA (2)	$4.0	$12.6	(68.3)%	$3.2	25.0%

Total (3)
Tons sold	6.122	6.951	(11.9)%	6.179	(0.9)%
Coal sales price per ton (1)	$46.12	$42.15	9.4%	$45.58	1.2%
Segment Adjusted EBITDA Expense per ton (2)	$31.52	$32.76	(3.8)%	$33.21	(5.1)%
Segment Adjusted EBITDA (2)	$94.8	$71.8	32.0%	$82.8	14.5%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

As discussed above, generally weak coal demand and operating difficulties at several customers resulted in lower total coal sales volumes in the 2009 Quarter compared to both the 2008 Quarter and the third quarter of 2009. In the Illinois Basin region, reduced deliveries due to unplanned customer outages and contract deferrals lowered coal sales volumes in the 2009 Quarter. Comparing the 2009 Quarter to the 2008 Quarter, weak demand in Central Appalachia and reduced spot market sales in Northern Appalachia resulted in lower coal sales volumes in both regions. Sequentially, however, coal sales volumes increased during the 2009 Quarter in Central Appalachia due to the timing of coal shipments and in Northern Appalachia as a result of increased sales into the export market. Coal inventories increased during the 2009 Quarter to a total of approximately 1.3 million tons, an increase of approximately 1.1 million tons over the 2008 Quarter and 265,000 tons over the sequential 2009 quarter.

ARLP continued to benefit from higher contract pricing as total average coal sales price increased in the 2009 Quarter compared to both the 2008 Quarter and the 2009 third quarter. The Illinois Basin in particular realized improved contract pricing in the 2009 Quarter as the average coal sales price increased by $6.16 per ton compared to the 2008 Quarter. Improved contract pricing in the Central Appalachian region also pushed the average realized price per ton higher in the 2009

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Quarter compared to the 2008 Quarter, while sequentially the sales price per ton fell due to the mix of coal shipments in the 2009 Quarter compared to the third quarter of 2009. In Northern Appalachia, sales into the export market in the 2009 Quarter resulted in higher average coal sales prices compared the third quarter of 2009. These recent export sales, however, continue to reflect pricing well below those realized in the 2008 Quarter.

On a consolidated basis, the previously discussed reductions in operating expenses and outside coal purchases more than offset the impact of lower coal sales volumes in the 2009 Quarter, resulting in lower total Segment Adjusted EBITDA Expense per ton compared to the 2008 Quarter and the sequential 2009 quarter. Comparative results in the Illinois Basin were similarly impacted by these dynamics. In the Central Appalachian region, however, significantly lower coal sales volumes outweighed reductions in operating expenses and outside coal purchases to drive Segment Adjusted EBITDA Expense per ton higher in the 2009 Quarter compared to the 2008 Quarter. Sequentially, increased coal sales volumes combined with lower operating expenses to reduce Segment Adjusted EBITDA expense in the Central Appalachian region by 16.6%. In Northern Appalachia, a longwall move and adverse mining conditions at the Mountain View mine and increased expenses related to the Tunnel Ridge development project also impacted Segment Adjusted EBITDA Expense in the 2009 Quarter, compared to the 2008 Quarter and the 2009 third quarter.

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “We are optimistic about our chances to deliver another record year of financial performance in 2010. Our projections for this year are heavily reliant on contracted sales commitments and the renewed strength we see in the metallurgical and export coal markets. We see some encouraging signs of improvement in the overall domestic economy as well, including increased coal-fired electric generation which has contributed to improved coal markets so far this year. Our generally positive outlook is tempered, however, by concerns that high utility stockpiles, uncertain pricing for natural gas and the potential of slower industrial growth may impact coal demand in the short term. In light of these concerns we have delayed the staffing for the seventh and eighth production units at our new River View mine until the market demand for this production is more certain. Thus, our production guidance assumes River View will be operating six units of production by the second quarter of this year and will continue operating at that level indefinitely. At this time, ARLP expects to maintain the construction schedule which would allow us to begin longwall operation at the Tunnel Ridge mine in the fourth quarter of 2011.”

For 2010, ARLP is currently anticipating total capital expenditures in a range of $275.0 - $315.0 million, including maintenance capital expenditures. Estimated capital expenditures include investments for the continuing expansion of the River View mine and development of the Tunnel Ridge mine; facilities upgrades, infrastructure improvements and efficiency projects at various other operations; and increased expenditures to comply with new regulatory requirements. ARLP is currently estimating maintenance capital expenditures of approximately $4.00 per ton produced. Actual maintenance capital expenditures in 2010 may vary due to changes in anticipated construction and maintenance schedules. As a result of these planned investments, ARLP expects 2010 depreciation, depletion and amortization expenses to increase to a range of $137.0 to $147.0 million, compared to $117.5 million in 2009.

ARLP is currently anticipating 2010 coal production to grow to a range of 29.6 to 30.3 million tons and coal sales to increase to approximately 30.3 to 31.0 million tons, of which approximately

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95% to 98% is contractually committed and priced. ARLP has also secured sales commitments for approximately 27.4 million tons, 20.4 million tons and 19.4 million tons in 2011, 2012 and 2013, respectively, of which approximately 2.0 million tons and 5.4 million tons currently remain open to market pricing in 2012 and 2013, respectively.

Based on current estimates for coal production, coal sales volumes and coal sales prices, ARLP is anticipating 2010 revenues to grow to a range of $1.47 to $1.55 billion, excluding transportation revenues. Although mining operations continue to benefit from cost control initiatives across the organization, ARLP currently anticipates certain expense categories will increase on a per ton basis in 2010 driving total Segment Adjusted EBITDA Expense per ton higher by approximately 3% to 5%, compared to 2009.

For 2010, ARLP is also estimating EBITDA in a range of $410.0 to $450.0 million and net income in a range of $240.0 to $270.0 million, indicating projected growth of approximately 20% to 32% and 25% to 40%, in EBITDA and net income respectively, compared to 2009. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

A conference call regarding ARLP’s 2009 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 761-0749 and provide pass code 84576634. International callers should dial (617) 614-2707 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 25542069. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. As the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, ARLP is currently the fifth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; sustained decreases in coal prices, which could adversely affect our operating results and cash flows; decreases in spot market prices for coal; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; the impact and duration of the current worldwide economic downturn; liquidity constraints, including those resulting from the cost or unavailability of financing due to current credit market conditions; customer bankruptcies or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins earned on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; replacement of coal reserves; a loss or reduction of benefits from certain tax credits; and difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Tons Sold	6,122	6,951	24,975	27,170
Tons Produced	6,338	6,536	25,838	26,429

SALES AND OPERATING REVENUES:
Coal sales	$282,363	$293,016	$1,163,871	$1,093,059
Transportation revenues	10,386	11,407	45,733	44,755
Other sales and operating revenues	5,434	6,524	21,427	18,735

Total revenues	298,183	310,947	1,231,031	1,156,549

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	191,834	218,552	797,527	801,854
Transportation expenses	10,386	11,407	45,733	44,755
Outside coal purchases	1,815	9,326	7,524	23,776
General and administrative	12,117	9,042	41,117	37,176
Depreciation, depletion and amortization	33,757	30,981	117,524	105,278
Gain from sale of coal reserves	—	—	—	(5,159)
Net gain from insurance settlement and other	—	—	—	(2,790)

Total operating expenses	249,909	279,308	1,009,425	1,004,890

INCOME FROM OPERATIONS	48,274	31,639	221,606	151,659

Interest expense, net	(7,383)	(7,773)	(30,847)	(22,145)
Interest income	13	1,314	1,049	3,727
Other income	693	177	1,247	875

INCOME BEFORE INCOME TAXES	41,597	25,357	193,055	134,116
INCOME TAX EXPENSE (BENEFIT)	(103)	153	708	(480)

NET INCOME	41,700	25,204	192,347	134,596
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	42	(24)	(190)	(420)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$41,742	$25,180	$192,157	$134,176

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$15,826	$13,366	$60,639	$45,697

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$25,916	$11,814	$131,518	$88,479

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT (1)	$0.70	$0.31	$3.56	$2.39

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.76	$0.70	$2.95	$2.53

BASIC WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING (1)	36,661,029	36,613,458	36,655,555	36,604,707

DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING (1)	36,661,029	36,613,458	36,655,555	36,614,307

(1)	On January 1, 2009, we adopted retrospectively the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260-10-55-102 through 55-110, Master Limited Partnerships (Emerging Issues Task Force No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings Per Share, to Master Limited Partnerships) which impacts our presentation of earnings per unit in periods when our aggregate net income exceeds the aggregate distributions because undistributed earnings are no longer allocated to the IDR holder as previously prescribed.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,556	$244,875
Trade receivables	91,223	87,922
Other receivables	3,159	6,018
Due from affiliates	83	—
Inventories	64,357	26,510
Advance royalties	3,629	3,200
Prepaid expenses and other assets	8,801	10,070

Total current assets	192,808	378,595

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,378,914	1,085,214
Less accumulated depreciation, depletion and amortization	(556,370)	(468,784)

Total property, plant and equipment, net	822,544	616,430

OTHER ASSETS:
Advance royalties	26,802	23,828
Other long-term assets	9,246	11,787

Total other assets	36,048	35,615

TOTAL ASSETS	$1,051,400	$1,030,640

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$62,821	$63,236
Due to affiliates	27	706
Accrued taxes other than income taxes	10,777	11,195
Accrued payroll and related expenses	22,101	20,555
Accrued interest	2,918	3,454
Workers’ compensation and pneumoconiosis benefits	9,886	9,377
Current capital lease obligation	324	351
Other current liabilities	11,062	11,911
Current maturities, long-term debt	18,000	18,000

Total current liabilities	137,916	138,785

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	422,000	440,000
Pneumoconiosis benefits	34,344	31,436
Accrued pension benefit	19,696	19,952
Workers’ compensation	53,845	47,828
Asset retirement obligations	53,116	56,204
Due to affiliates	1,148	420
Long-term capital lease obligation	460	784
Other liabilities	7,895	5,039

Total long-term liabilities	592,504	601,663

Total liabilities	730,420	740,448

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,661,029 and 36,613,458 units outstanding, respectively	630,165	604,998
General Partners’ deficit	(293,153)	(295,834)
Accumulated other comprehensive loss	(17,149)	(19,899)

Total ARLP Partners’ Capital	319,863	289,265
Noncontrolling interest	1,117	927

Total Partners’ Capital	320,980	290,192

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,051,400	$1,030,640

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2009	2008

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$282,741	$261,041

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(328,162)	(176,482)
Changes in accounts payable and accrued liabilities	5,727	10,046
Proceeds from sale of property, plant and equipment	8	2,708
Proceeds from sale of coal reserves	—	7,159
Purchase of marketable securities	4,527	—
Proceeds from marketable securities	(4,527)	—
Payment for acquisition of coal reserves and other assets	—	(29,800)
Receipts of prior advances on Gibson rail project	2,295	2,244

Net cash used in investing activities	(320,132)	(184,125)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	350,000
Borrowings under revolving credit facilities	—	88,850
Payments under revolving credit facilities	—	(116,850)
Payments on capital lease obligation	(351)	(377)
Payment on long-term debt	(18,000)	(18,000)
Payment of debt issuance costs	(339)	(1,721)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(791)	—
Cash contributions by General Partners	31	866
Distributions paid to Partners	(167,131)	(135,927)

Net cash provided by (used in) financing activities	(186,581)	166,841

EFFECT OF CURRENCY TRANSLATION ON CASH	653	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(223,319)	243,757

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,875	1,118

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,556	$244,875

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Presentation of Net Income

On January 1, 2009 we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810-10-65 (Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements), which establishes accounting and reporting standards for noncontrolling ownership interest in subsidiaries. Prior to adoption of ASC 810-10-65, consolidated net income included earnings attributable to ARLP but excluded earnings attributable to noncontrolling interests. Consolidated net income now includes earnings attributable to both ARLP and noncontrolling interests. Consolidated net income less earnings attributable to noncontrolling interest is referred to as “net income attributable to ARLP.” Unless otherwise noted, any reference above to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008	2010E Midpoint

Cash flows provided by operating activities	$44,392	$68,321	$282,741	$261,041	$398,600
Non-cash compensation expense	(906)	(1,077)	(3,582)	(3,931)	(3,500)
Asset retirement obligations	(670)	(696)	(2,678)	(2,827)	(2,500)
Coal inventory adjustment to market	(2,139)	187	(3,030)	(452)	—
Net gain on foreign currency exchange	466	—	653	—	—
Net gain (loss) on sale of property, plant and equipment	(19)	138	(136)	911	—
Gain on sale of coal reserves	—	—	—	5,159	—
Other	(137)	(51)	(537)	(366)	(600)
Net effect of working capital changes	34,470	(10,637)	36,440	(19,661)	5,000
Interest expense, net	7,370	6,459	29,798	18,418	32,000
Income tax expense (benefit)	(103)	153	708	(480)	1,000

EBITDA	82,724	62,797	340,377	257,812	430,000
Depreciation, depletion and amortization	(33,757)	(30,981)	(117,524)	(105,278)	(142,000)
Interest expense, net	(7,370)	(6,459)	(29,798)	(18,418)	(32,000)
Income tax (expense) benefit	103	(153)	(708)	480	(1,000)

Net income	41,700	25,204	192,347	134,596	255,000
Net (income) loss attributable to noncontrolling interest	42	(24)	(190)	(420)	—

Net income attributable to ARLP	$41,742	$25,180	$192,157	$134,176	$255,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended December 31,		Three Months Ended September 30,
	2009	2008	2009

Operating expense	$191,834	$218,552	$204,840
Outside coal purchases	1,815	9,326	517
Other income	(693)	(177)	(126)

Segment Adjusted EBITDA Expense	$192,956	$227,701	$205,231
Divided by tons sold	6,122	6,951	6,179

Segment Adjusted EBITDA Expense per ton	$31.52	$32.76	$33.21

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended December 31,		Three Months Ended September 30,
	2009	2008	2009

EBITDA (See reconciliation to GAAP above)	$82,724	$62,797	$72,791
General and administrative	12,117	9,042	9,959

Segment Adjusted EBITDA	$94,841	$71,839	$82,750

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